UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 14, 2006

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry Into a Material Definitive Agreement

On March 14, 2006, LSB Industries, Inc. (the “Company”) entered into a Purchase Agreement, effective March 3, 2006, (a copy of which is filed herewith as Exhibit 99.1), with the investors identified on the Schedule of Purchasers attached thereto, pursuant to which the Company sold $18.0 million aggregate principal amount of its 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”) in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Regulation D promulgated under the Act. The Debentures are eligible for resale by the investors under Rule144A under the Act. Aggregate estimated offering expenses in connection with the transaction, including discounts and commissions, were approximately $ 0.4 million. In connection with the closing, the Company entered into an indenture (the “Indenture”) with UMB Bank, n.a., as trustee (the “Trustee”), governing the Debentures. A copy of the Indenture, including the form of Debenture, is filed herewith as Exhibit 99.2. The following description of the Indenture and the Debentures is qualified in its entirety by reference to Exhibit 99.2, which is incorporated herein by reference.

The Trustee is also the Company’s transfer agent. The Trustee receives customary compensation from the Company for such services. Jayhawk Institutional Partners, L.P., who together with its affiliates, Kent C. McCarthy and Jayhawk Capital Management, L.L.C., owned beneficially approximately 2.65 million shares of the Company’s common stock prior to the closing of the Purchase Agreement (representing approximately 17.3% of the Company’s issued and outstanding common stock as of such time), purchased $1 million principal amount of the Debentures, which are currently convertible into 125,000 shares of the Company’s common stock, based on a conversion rate of 125 shares per $1,000 principal amount of Debentures.

The material terms and conditions of the Indenture and the Debentures governed thereby are as follows:

Principal Amount. $18,000,000.

Maturity Date. March 1, 2011.

Ranking. The Debentures are the Company’s unsecured obligations, are subordinated in right of payment to all of the Company’s existing and future senior indebtedness, including indebtedness under its senior credit facilities. The Debentures are effectively subordinated to all present and future liabilities, including trade payables, of the Company’s subsidiaries.

Interest. The Debentures bear interest at the rate of 7% per year. Interest is payable on March 1 and September 1 of each year, beginning on September 1, 2006.

Conversion Rights. The Debentures are convertible by holders in whole or in part into shares of the Company’s common stock prior to their maturity on March 1, 2011. The conversion rate of the Debentures for holders electing to convert all or any portion of a debenture prior to September 1, 2006 will be 125 shares per $1,000 principal amount of debentures (representing a conversion price of $8.00 per share). Holders of debentures electing to convert all or any portion of a debenture on or after September 1, 2006 and before March 1, 2009 will obtain the following conversion rate per $1,000 principal amount of debentures during the dates indicated: September 1, 2006 to February 28, 2007, 141.25 shares (representing a conversion price of approximately $7.08 per share); March 1, 2007 to August 31, 2007, 141.04 shares (representing a conversion price of approximately $7.09 per share); September 1, 2007 to February 29, 2008, 137.27 shares (representing a conversion price of approximately $7.28 per share); March 1, 2008 to August 31, 2008, 133.32 shares (representing a conversion price of approximately $7.50 per share); and September 1, 2008 to February 28, 2009, 129.23 shares (representing a conversion price of approximately $7.74 per share). On March 1, 2009, the conversion rate returns to 125 shares per $1,000 principal amount of debentures (representing a conversion price of $8.00 per share), until their maturity on March 1, 2011. The conversion price will be adjusted to reflect dividends, stock splits, issuances of rights to purchase shares of common stock and other events, as set forth in the Indenture.

Sinking Fund. None.

Optional Redemption by the Company. The Company may redeem some or all of the Debentures at any time on or after March 1, 2009, at a price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest, all as set forth in the Indenture. The redemption price will be payable at the Company’s option in cash or, subject to certain conditions, shares of the Company’s common stock (valued at 95% of the weighted average of the closing sale prices of the common stock for the 20 consecutive trading days ending on the fifth trading day prior to the redemption date), subject to the closing sale prices of the Company’s common stock exceeding 115% of the adjusted conversion price of the Debentures, the listing of the Company’s common stock on a U.S. national securities exchange or the NASDAQ Stock Market and, if registration is then required, there being an effective shelf registration statement covering resales of the debentures and the shares of common stock issuable upon their conversion.

Optional Repurchase Right of Holders Upon a Designated Event. If a designated event (which includes, subject to certain exceptions, a fundamental change, as described below or a termination of trading in the Company’s common stock) occurs prior to maturity, holders of the Debentures may require the Company to repurchase all or a portion of their Debentures for cash at a repurchase price equal to 101% of the principal amount of the Debentures plus any accrued and unpaid interest, as set forth in the Indenture.

Make-Whole Premium Upon a Fundamental Change. If a fundamental change occurs on or prior to September 1, 2009, under certain circumstances, the Company will pay, in addition to the repurchase price, a make-whole premium on Debentures converted in connection with, or tendered for repurchase upon, the fundamental change. The make-whole premium will be payable in the Company’s common stock or the same form of consideration into which the Company’s common stock has been exchanged or converted in the fundamental change. The amount of the make-whole premium, if any, will be based on the Company’s stock price on the effective date of the fundamental change. No make-whole premium will be paid if the Company’s stock price in connection with the fundamental change exceeds $30.00 or is less than or equal to $7.00.

Fundamental Change. As fully described in the Indenture, a “fundamental change” will be deemed to have occurred upon (a) a person or group becoming beneficial owner of more than 50% of the voting power of the Company’s common stock; provided, however, that Jack E. Golsen, the Chairman of the Board and Chief Executive Officer of the Company, members of his family and entities controlled by them are excluded if their beneficial ownership of the common stock is 70% or less); (b) any share exchange, consolidation or merger of the Company, or any sale, lease or other transfer of all or substantially all of the consolidated assets of the Company resulting in the holders of the Company’s common stock immediately prior to such transaction having 50% or less of the aggregate voting power of the common stock of the continuing or surviving corporation or transferee immediately after such event; or (c) the Company’s continuing directors ceasing to constitute at least a majority of our board of directors.

Payment at Maturity. The Company may elect, subject to certain conditions as set forth in the Indenture, to pay, at maturity up to 50% of the principal amount of the outstanding Debentures, plus all accrued and unpaid interest thereon to, but excluding, the maturity date, in shares of the Company’s common stock (valued at 95% of the weighted average of the closing sale prices of the common stock for the 20 consecutive trading days ending on the fifth trading day prior to the maturity date), if (a) the common stock is then listed on a U.S. national securities exchange or the NASDAQ Stock Market (b) the shares used to pay the Debentures and any interest thereon are freely tradeable, and (c) the Company receives certain required opinions of counsel.

Covenants. The Indenture does not contain any financial covenants and does not restrict the Company or its subsidiaries from paying dividends or issuing or repurchasing their other securities.

Events of Default. If there is an event of default on the Debentures, the principal amount of the Debentures, plus accrued and unpaid interest to the date of acceleration, may be declared immediately due and payable subject to certain conditions set forth in the Indenture. An “event of default” will occur if, among other things: (a) the Company fails to pay principal of (or premium, if any, on) any Debenture at maturity, redemption or otherwise; (b) the Company defaults in the payment of interest on the Debentures when due and payable and continuance of such default for a period of 10 days; (c) the Company fails to pay any indebtedness for money borrowed or other senior indebtedness (after giving effect to any applicable grace periods) in an outstanding principal amount in excess of $5,000,000, as provided in the Indenture; and (d) certain events involving our bankruptcy, insolvency or reorganization.

The Debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the Debentures.

The Company has also entered into a Registration Rights Agreement with the Purchasers, which required the Company to register the Debentures, and the shares of common stock into which they are convertible, within 60 days of the closing of the Purchase Agreement, which is March 14, 2006, and to use commercially reasonable efforts to have the registration statement declared effective within 150 days of such closing date. The Company is also required to use its commercially reasonable efforts to keep the registration statement effective until March 1, 2009.

Section 2 – Financial Information

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See “Item 1.01 Entry into a Material Definitive Agreement” above, the contents of which are incorporated herein by reference in their entirety.

Section 3 – Securities and Trading Markets

Item 3.02: Unregistered Sales of Equity Securities

On March 14, 2006, the Company sold $18.0 million aggregate principal amount of its 7% Convertible Senior Subordinated Debentures due 2011 in a private placement to qualified institutional buyers, as described in “Item 1.01 Entry into a Material Definitive Agreement” above, which is incorporated herein by reference. The closing of the private placement occurred on March 14, 2006, and is effective March 3, 2006. J. Giordano Securities Group acted as the Company’s exclusive placement agent for this transaction and will be paid an aggregate of 6% of the aggregate gross proceeds in the financing. The Debentures have not been registered under the Act or any state securities laws. The Company relied on the exemption from the registration requirements of the Act, by virtue of Section 4(2) thereof and Regulation D promulgated thereunder. However, the Company has agreed to file a registration statement for the resale of the Debentures and shares of common stock issuable upon the conversion of the Debentures, as described in “Item 1.01 Entry into a Material Definitive Agreement” above.

Section 8 – Other Events

Item 8.01 Other Events.

Press Release

The press release announcing the closing of the private placement is attached hereto as Exhibit 99.4 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

4.1 Certificate of 7% Senior Subordinated Convertible Debentures.

99.1 Purchase Agreement, dated March 3, 2006, by and among the Company and the investors identified on the Schedule of Purchasers attached thereto.

99.2 Indenture, dated March 3, 2006, by and among the Company and UMB Bank, n.a.

99.3 Registration Rights Agreement, dated March 3, 2006, by and among the Company and the Purchasers set forth in the signature pages thereto.

99.4 Press Release dated March 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2006.

LSB INDUSTRIES, INC.

By:
Jim D. Jones
Senior Vice President